EXHIBIT 99.1




            Golden Enterprises, Inc. Announces Earnings and Dividend


    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Sept. 30, 2003--Golden Enterprises, Inc.'s (Nasdaq: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable October 29, 2003 to stockholders of record on October 10, 2003.
    For the three months ended August 31, 2003, Golden Enterprises, Inc.'s basic and diluted earnings per share were $.02 compared to $.00 last year, on net sales of 24,580,778 versus $24,803,423.
    The increase in net income was achieved because of significant reductions in selling and delivery expenses ($.56 million) or 20% even though net sales decreased by ($.22 million) or 0.9%.
    Management will continue to control these costs in its efforts to improve results.
    The following is a summary of sales and income information for the three months ended August 31, 2003 and 2002.


                                               THREE MONTHS ENDED
                                                    AUGUST 31,
                                           --------------------------
                                               2003           2002
                                           -----------    -----------
Net sales                                  $24,580,778    $24,803,423
                                           ===========    ===========

Income before income taxes                 $   412,564    $   (57,859)
Income taxes                                   153,619        (24,178)
                                           -----------    -----------

Net income (Loss)                          $   258,945    $   (33,681)
                                           ===========    ===========

Basic and diluted earnings per share       $      0.02    $      0.00
                                           ===========    ===========

Basic weighted shares
 outstanding                                11,883,305     11,883,305
                                           ===========    ===========

Diluted weighted shares
 outstanding                                11,883,305     11,908,488
                                           ===========    ===========


    This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.


    CONTACT: Golden Enterprises Inc., Birmingham
             John Shannon, 205/933-9300